Exhibit 99(b)(2)

AMENDMENT AGREEMENT

DATED July 21, 2010

BETWEEN

RANDSTAD HOLDING N.V.

AND

ING BANK N.V.

as Agent

relating to a Multicurrency Senior Term, Bridge and

Revolving Credit Facilities Agreement dated 18 April 2008

for, among others, Randstad Holding N.V. with ING Bank N.V. as Agent

(as amended from time to time)

Allen & Overy LLP

0037848-0000313 AMBA:2329021.1

THIS AGREEMENT is dated July 21, 2010

BETWEEN:

(1)                                  RANDSTAD HOLDING N.V. (the Company); and

(2)                                  ING BANK N.V. as agent (in this capacity the Agent).

BACKGROUND

(A)                              This Agreement is supplemental to and amends a Multicurrency Senior Term, Bridge and Revolving Credit Facilities Agreement dated 18 April 2008 between, among others, the Company and the Agent, as amended from time to time (the Credit Agreement).

(B)                                The Instructing Group (as defined in the Credit Agreement) have consented to the amendments to the Credit Agreement contemplated by this Agreement. Accordingly, the Agent is authorised to execute this Agreement on behalf of the Finance Parties pursuant to Clause 38.1 (Amendments) of the Credit Agreement.

IT IS AGREED as follows:

1.                                      INTERPRETATION

1.1                               Definitions

(a)                                  In this Agreement:

Effective Date means the date on which this Agreement is executed by both the Company and the Agent.

(b)                                 Capitalised terms defined in the Credit Agreement have, unless expressly defined in this Agreement, the same meaning in this Agreement.

1.2                               Construction

The principles of construction set out in the Credit Agreement will have effect as if set out in this Agreement in full.

2.                                      AMENDMENTS

The Credit Agreement will be amended from the Effective Date as follows:

(a)                                  The first paragraph of paragraph (e) of the definition of Permitted Acquisition in clause 1.1 is deleted and replaced with the following:

“an acquisition (not being an acquisition by the Company or Bidco) of (i) a person, or a majority interest in a person (in respect of which a member of the Group does not have unlimited liability); or (ii) a business or undertaking carried on as a going concern, but (whether the acquisition is of a company or a business or undertaking) only if:”.

(b)                                 The second last sub-paragraph of paragraph (e) of the definition of Permitted Acquisition in Clause 1.1 is deleted and replaced with the following:

“As soon as practicable following the announcement of any Permitted Acquisition under paragraph (e) if: (i) the consideration for the acquisition exceeds EUR 25,000,000 and (ii) the Leverage Ratio exceeds 2.50:1 at the time of the acquisition, or will exceed 2.50:1 as a result of the acquisition (as determined by reference to the most recent Compliance Certificate supplied by the Company and the latest audited consolidated financial statements of the Group), the Company must deliver to the Agent a certificate signed by two directors of the Company to which must be attached a copy of the latest audited accounts (or if not available, management accounts) of the target company or business.”.

(c)                                  The phrase “and the unconsolidated financial statements of each Obligor (audited, if available).” in Clause 19.2 is deleted and replaced with the following:

“and the unconsolidated financial statements of each Borrower (audited, if available).”.

(d)                                 The numbering “20.3” is inserted before the heading “Financial Testing” in Clause 20 (Financial Condition). The numbering “20.3” before the heading “Accounting Terms” is deleted and replaced with “20.4”.

(e)                                  Sub-paragraph (i) of paragraph (b) of Clause 21.6 (Disposals) is deleted and replaced with the following:

“(i) disposals of assets in exchange for other assets comparable or superior as to type, value or quality;”.

(f)                                    Clause 21.18 (Acquisitions) is deleted and replaced with the following text:

“(a) Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will) acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them).

(b)  Paragraph (a) above does not apply to an acquisition of a company, of shares, securities or a business or undertaking (or, in each case, any interest in any of them), which is a Permitted Acquisition”.

3.                                      CONSENTS

The Company, pursuant to Clause 2.5 (Obligors’ Agent) of the Credit Agreement and on behalf of each Obligor:

(a)                                  agrees to the amendment of the Credit Agreement as contemplated by this Agreement; and

(b)                                 with effect from the Effective Date, confirms that any guarantee given by it or created under a Finance Document will:

(i)                                     continue in full force and effect; and

(ii)                                  extend to the liabilities and obligations of the Obligors to the Finance Parties under the Finance Documents as amended by this Agreement.

4.                                      MISCELLANEOUS

(a)                                  This Agreement may be executed in any number of counterparts.  This has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

(b)                                 Clauses 35 (Remedies and Waivers, Partial Invalidity), 40 (Enforcement) and 41 (Entire Agreement) of the Credit Agreement shall apply as if set out in full in this Agreement, except that references in those Clauses to “the Credit Agreement” or “the Finance Documents” shall be construed as references to this Agreement.

(c)                                  Each of this Agreement and the Credit Agreement, as amended by this Agreement, is a Finance Document.

(d)                                 Except as expressly stated in this Agreement, no waiver or amendment of any provision of any Finance Document is given or made by the terms of this Agreement and the Finance Parties expressly reserve all their rights and remedies in respect of any breach of, or other Default under, the Finance Documents.

(e)                                  Subject to the terms of this Agreement, the Credit Agreement will remain in full force and effect and, from the Effective Date, the Credit Agreement and this Agreement will be read and construed as one document.

5.                                      GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by and shall be construed in accordance with English law.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SIGNATORIES

Company

RANDSTAD HOLDING N.V.
for on and behalf of the Obligors,

acting by

and

/s/ Robert - Jan van de Kraats
Director

/s/ Leo Lindelauf
Director

Agent

ING BANK N.V.
for and on behalf of the Instructing Group,

acting by

Title: